InspireMD, Inc.

321 Columbus Avenue

Boston, Massachusetts 02116

August 26, 2016

Thomas J. Kester

214 Fairview Avenue

Greenville, SC 29601

RE:	Offer to Join the Board of Directors

Dear Mr. Kester,

On behalf of InspireMD, Inc. (the “Company”), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company’s progress, I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) as a Class 3 director, with the term expiring at the 2017 annual meeting of stockholders, and as a member and the chairman of the Company’s audit committee, commencing on the date of your acceptance of this offer.

As compensation for your service on the Board, you will receive $25,000 as an annual retainer and additional cash compensation of $12,000 for serving as a member and the chairman of the audit committee.

In addition, you will be granted options to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing fair market value of the Company’s common stock on the effective date of your appointment to the Board. The options shall vest and become exercisable in three equal annual installments, commencing one year after you commence service as a director; provided, however, that in the event you are either (i) not reelected as a director at the Company’s 2017 annual meeting of stockholders or (ii) not nominated for reelection as a director at the Company’s 2017 annual meeting of stockholders, these options shall vest immediately in full.

The Company will reimburse you for any reasonable expenses incurred by you in connection with your travel on behalf of the Company, provided that you furnish the Company with invoices, with receipts and other appropriate supporting documentation evidencing such expenses within 30 days of incurrence, and otherwise comply with the Company’s travel and expense reimbursement policies as may be in effect from time to time. Notwithstanding the foregoing, the Company will not reimburse you for any single expense in excess of $6,500, or group of related expenses that aggregate to more than $6,500, without the Chairman of the Board’s prior consent.

In accepting this offer, you are representing to the Company that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board and that you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

Nothing in this offer or the stock option agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company. We look forward to your serving as a member of the Board.

Sincerely,

InspireMD, Inc.

		By:	/s/ Sol J. Barer
		Name:	Sol J. Barer, Ph.D.
		Title:	Chairman

Agreed and Accepted:

/s/ Thomas J. Kester
Thomas J. Kester

Date	: September 6, 2016